As filed with the Securities and Exchange Commission on November 27, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AGCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-1960019 (I.R.S. Employer Identification Number)
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Stephen D. Lupton
Senior Vice President of Corporate Development and General Counsel
AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Andrea M. Farley William Brinkley Dickerson, Jr. Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3000	M. Hill Jeffries Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 (404) 881-7000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to

Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to Be	Offering Price	Aggregate Offering	Registration Fee
Title of Each Class of Securities to Be Registered	Registered (1)	Per Unit (1)	Price (1)	(2)
Common stock, par value $0.01(3)
Convertible debt securities
Total

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $11,928 that may be offset pursuant to Rule 457(p) for fees paid with respect to $147,448,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-104352 and not sold thereunder. In connection with the securities offered hereby, except as specified in the previous sentence, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(3)	Includes preferred stock purchase rights that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

The Prospectus that is part of this Registration Statement also relates to and constitutes a Post-Effective Amendment to the Registration Statement on Form S-3 No. 333-104352, and it is intended to be a combined Prospectus referred to in Rule 429 of the Securities Act of 1933, as amended.

PROSPECTUS

AGCO CORPORATION

Common Stock
Convertible Debt Securities

We may, from time to time, offer to sell common stock or convertible debt securities. We refer to our common stock and convertible debt securities collectively as the “securities.” The debt securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus provides information about us and offerings of securities that we may make in the future. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is quoted on the New York Stock Exchange under the symbol “AG.”

Investing in our securities involves risks that are described in the “Risk Factors” section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings, the securities described in the applicable prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell the securities. You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “AGCO,” “we,” “us” and “our” are to AGCO Corporation and its subsidiaries. The term “you” refers to a prospective investor.

Our principal executive offices are located at 4205 River Green Parkway, Duluth, Georgia 30096. Our phone number is (770) 813-9200.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus and in the applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, until this offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	our Current Reports on Form 8-K filed on January 6, 2006, July 31, 2006, October 4, 2006, and November 16, 2006;

•	our Definitive Proxy Statement on Schedule 14A filed on March 29, 2006;

•	The description of our common stock contained in our Registration Statement on Form S-4 as filed on May 26, 2005, including any amendments or reports filed for the purpose of updating such descriptions; and

•	All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01).

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our Secretary at our principal offices, which are located at 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200.

AGCO CORPORATION

We are the third largest manufacturer and distributor of agricultural equipment and related replacement parts in the world based on annual net sales. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements and a line of diesel engines. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brand names, including: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra® and Whitetm Planters. We distribute most of our products through a combination of approximately 3,600 independent dealers and distributors in more than 140 countries. In addition, we provide retail financing in the United States, Canada, Brazil, Germany, France, the United Kingdom, Australia, and Ireland through our finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., which we refer to as “Rabobank.”

Since our formation, we have grown substantially through a series of over 20 acquisitions. We have been able to expand and strengthen our independent dealer network, introduce new tractor product lines and complementary non-tractor products in new markets and expand our replacement parts business to meet the needs of our customers. We also have identified areas of our business in which we can decrease excess manufacturing capacity and eliminate duplication in administrative, sales, marketing and production functions. Since 1991, we have completed several restructuring initiatives in which we relocated production to more efficient facilities, closed manufacturing facilities and reduced operating expenses. In addition, we have continued to focus on strategies and actions to improve our current distribution network, improve our product offerings, reduce the cost of our products and improve asset utilization.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling securityholders.

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DESCRIPTION OF SECURITIES

We may offer shares of common stock and convertible debt securities. We will set forth in the applicable prospectus supplement a description of the common stock or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

						Nine Months Ended
	Years Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006

Ratio of earnings to fixed charges(1)	1.4	1.5	2.5	3.3	2.5	2.5	2.7

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and distributed earnings of less-than-50%-owned affiliates, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs, an estimate of the interest cost in rental expense and the proportionate share of fixed charges of 50% or greater owned affiliates.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

Certain legal matters in connection with the offering, including the validity of the securities, will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for any underwriters by Alston & Bird LLP, Atlanta, Georgia.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedule of AGCO Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and AGCO Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$	*
NASD filing fee		*	*
New York Stock Exchange listing fee		*	*
Transfer agent and registrar fee		*	*
Legal fees and expenses		*	*
Accounting expenses		*	*
Printing expenses		*	*

Total	$	*	*

*	In accordance with Rule 456(b), we are deferring payment of the registration fee for the securities offered by this prospectus.

**	To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.
Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (having to do with unlawful payment of dividends or unlawful stock purchase redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the Company provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL and the by-laws of the Company provide that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the DGCL.
The Company has directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.
ITEM 16. EXHIBITS

The filings referenced for
Exhibit		incorporation by reference are
Number	Description of Exhibit	AGCO Corporation
1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation	June 30, 2002, Form 10-Q, Exhibit 3.1.

3.2	By-Laws	December 31, 2001, Form 10-K, Exhibit 3.2.

4.1	Rights Agreement	March 31, 1994, Form 10-Q; August 8, 1999, Form 8-A/A, Exhibit 4.1; April 23, 2004, Form 8-A/A,

4.2	Indenture dated as of December 23, 2003	January 7, 2004, Form 8-K, Exhibit 4.1

4.3	Indenture dated as of April 23, 2004	April 15, 2004, Form 8-K, Exhibit 4.1

4.4	Form of Convertible Debt Indenture	Filed herewith

4.5	Form of Debt Security (included in Exhibit 4.4)

5.1	Opinion of Troutman Sanders LLP	Filed herewith

12.1	Computation of Ratio of Earnings to Fixed Charges	Filed herewith

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP	Filed herewith

24.1	Power of Attorney	Included on signature page

25.1	Form T-1 Statement of Eligibility of Trustee under Debt Indenture	Filed herewith
* To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.
ITEM 17. UNDERTAKINGS
A.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
B.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(1)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(2)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;
C.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
D.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
E.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
F.      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, Georgia, on this 27th day of November, 2006.

AGCO Corporation
By:	/s/ Martin Richenhagen
Martin Richenhagen
President and Chief Executive Officer

We, the undersigned officers and directors of AGCO Corporation, hereby severally constitute and appoint Andrew H. Beck and Stephen D. Lupton, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, including any Registration Statement filed pursuant to Rule 462(b) of the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable AGCO Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on this 27th day of November, 2006.

Signature	Title

/s/ Martin Richenhagen Martin Richenhagen	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andrew H. Beck Andrew H. Beck	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ P. George Benson P. George Benson, Ph.D	Director

/s/ W. Wayne Booker W. Wayne Booker	Director

Herman Cain	Director

/s/ Wolfgang Deml Wolfgang Deml	Director

/s/ Francisco R. Gros Francisco R. Gros	Director

/s/ Gerald B. Johanneson Gerald B. Johanneson	Director

/s/ Curtis E. Moll Curtis E. Moll	Director

/s/ David E. Momot David E. Momot	Director

/s/ Gerald L. Shaheen Gerald L. Shaheen	Director

/s/ Hendrikus Visser Hendrikus Visser	Director

EXHIBIT INDEX

The filings referenced for
Exhibit		incorporation by reference are
Number	Description of Exhibit	AGCO Corporation
1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation	June 30, 2002, Form 10-Q, Exhibit 3.1.

3.2	By-Laws	December 31, 2001, Form 10-K, Exhibit 3.2.

4.1	Rights Agreement	March 31, 1994, Form 10-Q; August 8, 1999, Form 8-A/A, Exhibit 4.1; April 23, 2004, Form 8-A/A,

4.2	Indenture dated as of December 23, 2003	January 7, 2004, Form 8-K, Exhibit 4.1

4.3	Indenture dated as of April 23, 2004	April 15, 2004, Form 8-K, Exhibit 4.1

4.4	Form of Convertible Debt Indenture	Filed herewith

4.5	Form of Debt Security (included in Exhibit 4.4)

5.1	Opinion of Troutman Sanders LLP	Filed herewith

12.1	Computation of Ratio of Earnings to Fixed Charges	Filed herewith

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP	Filed herewith

24.1	Power of Attorney	Included on signature page

25.1	Form T-1 Statement of Eligibility of Trustee under Debt Indenture	Filed herewith
* To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.